Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

Dated as of February 14, 2017

to

INDENTURE

Dated as of February 14, 2017

Between

H.B. FULLER COMPANY,

as Issuer

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

4.000% Notes due 2027

i

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of February 14, 2017, between H.B. FULLER COMPANY, a Minnesota corporation (the “Company”), having its principal place of business at 1200 Willow Lake Boulevard, St. Paul, Minnesota 55110-5101, and U.S. BANK NATIONAL ASSOCIATION, (the “Trustee”), a national banking association duly organized and validly existing under the laws of the United States of America having its Corporate Trust Office at 60 Livingston Avenue, EP-MN-WS3C, St. Paul, Minnesota 55107.

RECITALS OF THE COMPANY

A. The Company and the Trustee are party to the Indenture, dated as of February 14, 2017 (the “Indenture”), to provide for the issuance from time to time of its debentures, notes, bonds and other evidences of indebtedness (the “Debt Securities”).

B. Pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of its Securities under the Indenture to be known as its “4.000% Notes due 2027” (the “Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture.

C. This Supplemental Indenture is being entered into pursuant to the provisions of Article 2, Article 3 and Section 901(11) of the Indenture.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, and for the purpose of setting forth the forms and terms of the Notes, it is mutually covenanted and agreed for the benefit of all Holders of the Notes, as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1 Definition of Terms. Terms used but not defined in this Supplemental Indenture shall have the same meaning as defined in the Indenture, unless the context otherwise requires.

ARTICLE 2

TERMS AND CONDITIONS OF NOTES

Section 2.1 Designation and Principal Amount. There is hereby authorized and established a series of Registered Securities under the Indenture, designated as the “4.000% Notes due 2027,” which is initially limited in aggregate principal amount to $300,000,000.

Section 2.2 Maturity. The Stated Maturity of principal of the Notes shall be February 15, 2027.

Section 2.3 Further Issues. The Company may, without the consent of Holders of the Notes, increase the principal amount of the Notes by issuing additional Notes in the future on the same terms and conditions, except for any differences in the issue date, price to the public, interest accrued prior to the issue date of such additional Notes, and the initial interest payment date. Any such additional Notes shall be consolidated with the Notes herein provided for, including for purposes of voting and redemptions. If such additional Notes and the Notes herein provided for are not fungible for U.S. federal income tax purposes, the Company shall cause such additional Notes to have a different CUSIP number than the Notes herein provided for. Notwithstanding the foregoing, no additional Notes may be issued if any Event of Default has occurred and is continuing with respect to the Notes.

Section 2.4 Payment. Principal of and interest on each Note shall be payable to the Holder thereof in immediately available funds upon presentation of the Note at the office or agency the Company maintains for this purpose, which is initially the Corporate Trust Office, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the Company’s option through the Paying Agent by check mailed to the Holder at the close of business on the Regular Record Date at such address as shall appear in the Security Register or by wire transfer of immediately available funds to an account specified in writing by such Holder to the Company and the Trustee prior to the relevant Regular Record Date; and provided, further, that the Company through the Paying Agent may pay principal of and/or interest on the Notes in the form of Global Securities registered in the name of or held by The Depository Trust Company (“DTC”) or such other Depositary as any Company Officer may from time to time designate, or its respective nominee, by wire transfer in immediately available funds to such Depositary or its nominee, as the case may be, as the Holder of such Notes in the form of Global Securities.

Section 2.5 Global Securities. Upon the original issuance, the Notes will be represented by Global Securities registered in the name of Cede & Co., the nominee of DTC. The Company will deposit the Global Securities with DTC or its custodian and register the Global Securities in the name of Cede & Co.

Section 2.6 Interest. The Notes shall bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from February 14, 2017 at the rate of 4.000% per annum, payable semi-annually in arrears. Interest payable on each Interest Payment Date shall include interest accrued from February 14, 2017, or from the most recent Interest Payment Date to which interest has been paid or duly provided for. The Interest Payment Dates on which such interest shall be payable are February 15 and August 15, commencing on August 15, 2017; and the Regular Record Date for the interest payable on any Interest Payment Date is the close of business on January 31 or July 31, as the case may be, next preceding the relevant Interest Payment Date.

Section 2.7 Authorized Denominations. The Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.8 Redemption; Purchase and Sinking Fund. The Notes shall not be redeemable at the option of the Company or the Holders except as set forth in Paragraph 3 of the

Reverse of the Notes. The Company shall be required to purchase the Notes in accordance with the provisions of Paragraph 2 of the Reverse of the Notes. The Notes shall not be entitled to the benefit of any sinking fund.

Section 2.9 Ranking. The Notes shall be senior unsecured debt securities of the Company, ranking equally with the Company’s other unsecured and unsubordinated Indebtedness.

Section 2.10 Appointments. The Trustee shall be the initial Security Registrar and initial Paying Agent for the Notes.

Section 2.11 Defeasance. Section 403 and Article Fifteen of the Indenture shall be applicable to the Notes.

Section 2.12 Guarantees. The Notes shall not be guaranteed by any Person.

ARTICLE 3

FORM OF NOTES

Section 3.1 Form of Notes. The Notes and the Trustee’s certificate of authentication thereon shall to be substantially in the form set forth in Exhibit A hereto.

ARTICLE 4

ADDITIONAL COVENANTS

Section 4.1 Restrictions on Secured Debt. For so long as the Notes are Outstanding:

(a) Subject to the exceptions set forth herein, including Section 4.1(b) and Section 4.1(c), the Company shall not, and shall not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any notes, bonds, debentures or similar evidences of indebtedness for money borrowed, secured by pledge of, or Mortgage or lien on, any Principal Property of the Company or any Restricted Subsidiary, any shares of stock of any Restricted Subsidiary, or any debt owed to the Company by any Restricted Subsidiary (such pledges, Mortgages and liens being called “Mortgage” or “Mortgages” and such debt secured by such Mortgages being called “Secured Debt”), without effectively providing that the Notes (together with, any other indebtedness of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the Notes) shall be secured equally and ratably with (or prior to) such Secured Debt, so long as such Secured Debt shall be so secured.

(b) The limitation in Section 4.1(a) shall not apply to the incurrence, issuance, assumption or guarantee of any debt if, immediately after giving effect thereto, the aggregate amount of all such Secured Debt plus all attributable debt of the Company and its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction (other than debt secured by Permitted Mortgages) would not exceed 15% of Consolidated Net Tangible Assets.

(c) In addition, the limitation in Section 4.1(a) does not apply to (and in calculating the amount of Secured Debt for the purposes of Section 4.1(b) the Company may disregard) any of the following (all of which are “Permitted Mortgages”):

(i) any Mortgage existing on February 14, 2017;

(ii) Mortgages on property or shares of stock of or debt of, any Person, which Mortgages are existing at the time (A) such Person became a Restricted Subsidiary, (B) such Person is merged into or consolidated with the Company or any Subsidiary or (C) the Company or a Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary); provided, in each case, such Mortgage was not incurred in anticipation of and was outstanding prior to such transaction;

(iii) Mortgages in favor of, or securing debt owed to, the Company or any Restricted Subsidiary;

(iv) Mortgages in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(v) Mortgages on property or shares of stock or debt existing at the time of acquisition thereof (including acquisition through merger or consolidation);

(vi) Mortgages on property or shares of stock or debt to secure the payment of all or any part of the purchase price or construction cost thereof or any improvement thereon, or to secure any debt incurred prior to, at the time of, or within one year after, the acquisition of such property or shares or debt, the completion of any construction or the commencement of full operation, for the purpose of financing all or any part of the purchase price or construction cost thereof or any improvement thereon;

(vii) Mortgages incurred in connection with a Sale and Leaseback Transaction satisfying the conditions of Section 4.2(a)(i) or Section 4.2(a)(ii);

(viii) Mortgages consisting solely of encumbrances, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purpose; and

(ix) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Permitted Mortgage (including any Mortgages for the sole purpose of extending, renewing, replacing or refinancing debt secured by Permitted Mortgages); provided that such extension, renewal or replacement Mortgage shall be limited to all or a part of the property or shares of stock or debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property).

Section 4.2 Restrictions on Sales and Leasebacks. For so long as the Notes are Outstanding:

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any arrangement with any Person (not including the Company or any Restricted Subsidiary) providing for the leasing by the Company or a Restricted Subsidiary for a period, including renewals, in excess of three years of any Principal Property the ownership of which has been or is to be sold or transferred, more than 180 days after the completion of construction and commencement of full operation thereof, by the Company or such Restricted Subsidiary to such Person (or to any Person to whom funds have been or are to be advanced by such Person on the security of such Principal Property) (referred to as a “Sale and Leaseback Transaction”) unless either:

(i) the Company or such Restricted Subsidiary could create Secured Debt pursuant to the provisions described under Section 4.1 on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing Notes; or

(ii) within 180 days after such sale or transfer shall have been made by the Company or by a Restricted Subsidiary, the Company applies an amount not less than the greater of (A) the net proceeds of the sale of the principal property leased pursuant to such arrangement or (B) the fair market value of the principal property so leased at the time of entering into such arrangement (as evidenced by an Officers’ Certificate) to the retirement of debt owed by the Company or any of its Subsidiaries that has a maturity of more than one year from the date of the most recent balance sheet of the Company and its consolidated Subsidiaries (“Funded Debt”), reduced by (X) the principal amount of Notes issued under the Indenture delivered within 180 days after such sale to the Trustee for retirement and cancellation, and (Y) the principal amount of Funded Debt other than Notes issued under the Indenture, voluntarily retired by the Company within 180 days after such sale.

(b) No retirement referred to in Section 4.2(a)(ii) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision.

Section 4.3 Certain Definitions. For purposes of this Article 4:

(a) “Attributable Debt” means, as to any lease in respect of a Sale and Leaseback Transaction under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (or, if earlier, the first date upon which such lease may be terminated without penalty), discounted from the respective due dates thereof to such date at the rate per annum borne by Debt Securities issued under the Indenture, compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, the Company may elect to calculate such net amount as if the lease were to so terminate, in which case such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

(b) “Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) of the Company and its Subsidiaries, after deducting therefrom (1) all current liabilities, except for (a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under capital leases, and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles in the United States as in effect from time to time.

(c) “Principal Property” means any single parcel of real estate or permanent improvement thereon owned or leased in connection with a Sale and Leaseback Transaction by the Company or any Restricted Subsidiary that is located within the United States and the net book value of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any real estate or permanent improvement thereon (1) which is a pollution control or other facility financed by obligations issued by a state or local government unit and described in Sections 141(a), 142(a)(5), 142(a)(6), 142(a)(10) or 144(a) of the Internal Revenue Code (or their successor provisions) or by any other obligations the interest of which is excluded under Section 103 of the Internal Revenue Code (or its successor provision), or (2) which, in the good-faith opinion of the Board of Directors, as evidenced by a Board Resolution, is not of material importance to the total business conducted by the Company and its Subsidiaries, taken as a whole.

(d) “Restricted Subsidiary” means a wholly owned Subsidiary of the Company substantially all of the assets of which are located in the United States (excluding territories or possessions) and which owns a Principal Property; provided, however, that the term Restricted Subsidiary shall not include any subsidiary that is principally engaged in (1) the business of financing; (2) the business of owning, buying, selling, leasing, dealing in or developing real property; or (3) the business of exporting goods or merchandise from or importing goods or merchandise into the United States.

(e) “Subsidiary” means a corporation more than 50% of the outstanding Voting Stock (as defined above) of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries.

(f) “Voting Stock” of any specified Person as of any date means the capital stock (or comparable equity interests) of such Person that is at the time entitled to vote generally in the election of the board of directors (or members of the governing body) of such Person.

ARTICLE 5

ORIGINAL ISSUE OF NOTES

Section 5.1 Original Issue of Notes. The Notes may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon Company Order, authenticate and deliver such Notes as in such Company Order provided.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided; provided, however, that the provisions of this Supplemental Indenture shall apply solely with respect to the Notes and not to any other series of Debt Securities issued under the Indenture. The provisions of general application set forth in the Indenture shall apply to this Supplemental Indenture.

Section 6.2 Governing Law. This Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

Section 6.3 Separability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.4 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Indenture. Delivery of a signed copy of this Supplemental Indenture (or a signature page hereto) by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Supplemental Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, as of the date first above written.

H.B. FULLER COMPANY

By:	/s/ Cheryl A. Reinitz
	Name:	Cheryl A. Reinitz
	Title:	Vice President and Treasurer

[Signature Page to First Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Donald T. Hurrelbrink
	Name:	Donald T. Hurrelbrink
	Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A TO FIRST SUPPLEMENTAL INDENTURE

[FORM OF NOTE]

This Note is a Global Security within the meaning of the Indenture hereinafter referred to below and is registered in the name of a Depositary or a nominee of a Depositary. This Note is exchangeable for Notes registered in the name of a Person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Note (other than a transfer of this Note as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in the limited circumstances described in the Indenture.

Unless this certificate is presented by an authorized representative of The Depository Trust Company to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of the Depository Trust Company and any payment is made to Cede & Co., any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful since the registered owner hereof, Cede & Co., has an interest herein.

H.B. FULLER COMPANY

No. R-[ ]	4.000% NOTES DUE 2027	$[ ]

CUSIP No.:	359694 AB2
ISIN:	US359694AB24

H.B. Fuller Company., a Minnesota corporation (the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $[            ], as revised by the Schedule of Increases and Decreases attached hereto, on February 15, 2027, and to pay interest thereon from February 14, 2017 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on February 15 and August 15 of each year, commencing on August 15, 2017, at the rate of 4.000% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the January 31 or July 31 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a “Special Record Date” for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Reference is hereby made to the further provisions of the Notes set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated: [                    ]

H.B. FULLER COMPANY

By:
Name:
Title:

This Note is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated: [                    ]

[REVERSE OF NOTE]

1.	Indenture.

This Note is one of a duly authorized issue of Debt Securities of the Company (the “Notes”), issued and to be issued in one or more series under the Indenture, dated as of February 14, 2017, and a supplemental indenture relating to the Notes dated as of February 14, 2017 (together, the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, such series initially limited in aggregate principal amount to $300,000,000; provided that the Company may at any time and from time to time, without the consent of any Holder, issue additional Notes of this series. All terms which are used but not defined in this Note and which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

2.	Repurchase at the Option of the Holder.

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes pursuant to Paragraph 3 hereof, the Company shall make an offer (the “Change of Control Offer”) to each Holder of Notes to purchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of such Holder’s Notes on the terms set forth herein.

In such Change of Control Offer, the Company shall offer payment in cash (the “Change of Control Payment”) equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of Holders of such Notes on the relevant Regular Record Date to receive interest due on the relevant Regular Interest Payment Date.

Within 30 days following the date upon which the applicable Change of Control Triggering Event occurred (or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control), to the Company shall send a notice to each holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(a) accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(b) deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(c) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of Notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.

Notwithstanding anything to the contrary, the Company shall not be required to make a Change of Control Offer if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer otherwise required to be made by the Company and such third party purchases all such Notes properly tendered and not withdrawn under its offer or (ii) a notice of redemption has been given to the holders of all such Notes in accordance with the terms of the Indenture, unless and until there is a default in payment of the Redemption Price. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place of the Change of Control at the time of making of the Change of Control Offer.

The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of this Paragraph 2, the Company may comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

For purposes of this Paragraph 2, the following terms shall have the following specified meanings:

“Below Investment Grade Rating Event” means the rating on the Notes is lowered by each of the rating agencies as a result of a particular Change of Control and the Notes are rated below Investment Grade by each of the rating agencies on any date during the period (as the same may be extended, the “Trigger Period”) commencing on the earlier of (a) the occurrence of the Change of Control and (b) the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending on the 60th day following the consummation of such Change of Control. If the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day following the consummation of the Change of Control, the trigger period will be extended to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the Notes below investment grade or (y) publicly announces that it is no longer considering the Notes for possible downgrade; provided, that no such extension will occur if on such 60th day the Notes are rated Investment Grade and are not subject to review for possible downgrade by any Rating Agency. A reduction in rating will be considered to be as a result of a Change of Control only if each Rating Agency making the reduction publicly announces or confirms or informs the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the company and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the company or one of its subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of the Company or any of its subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the ultimate Beneficial Owner, directly or indirectly, of the Company’s Voting Stock representing more than 50% of the voting power of the Company’s outstanding Voting Stock;

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving Person or its parent immediately after giving effect to such transaction; or

(4) during any period of 24 consecutive calendar months, the majority of the members of the Company’s board of directors shall no longer be composed of individuals (a) who were members of the Company’s board of directors on the first day of such period or (b) whose election or nomination to the Company’s board of directors was approved by individuals referred to in clause (a) above constituting, at the time of such election or nomination, at least a majority of the Company’s board of directors or, if directors are nominated by a committee of the Company’s board of directors, constituting at the time of such nomination, at least a majority of such committee.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company under the circumstances permitting the Company to select a replacement Rating Agency and in the manner for selecting a replacement Rating Agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agency” means each of Moody’s and S&P; provided that if any of Moody’s or S&P ceases to rate the Notes for reasons outside the Company’s control, the Company may appoint another “nationally recognized statistical rating organization” (as defined under the Exchange Act) as a replacement for such Rating Agency. The Company shall give written notice of any such appointment to the Trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock (or comparable equity interests) of such Person that is at the time entitled to vote generally in the election of the board of directors (or members of the governing body) of such Person.

3. Optional Redemption. The Notes shall be redeemable at any time or from time to time, in a whole or in part, at the Company’s option, on at least 30 days’ but not more than 60 days’ prior notice to each Holder of Notes to be redeemed (the “Redemption Date” or “Date of Redemption”), at a redemption price (the “Redemption Price”) that is:

(a) if the Redemption Date is before November 15, 2017 (the “Par Call Date”), an amount equal to the greater of (i) 100% of the principal amount of the notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments that would be due if the Notes matured on the par call date (not including any portion of such payments of interest accrued to the Date of Redemption) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate (as defined below) plus 25 basis points; or

(b) if the Redemption Date is on or after the Par Call Date, an amount equal to 100% of the principal amount of the Notes to be redeemed.

The Redemption Price for any Notes redeemed pursuant to this Paragraph 3 shall include accrued and unpaid interest, if any, on the principal amount of such Notes up to, but not including, the Redemption Date, subject to the rights of Holders of such Notes on the relevant Regular Record Date to receive interest due on the relevant Regular Interest Payment Date.

A partial redemption of Notes may be effected by such method as the Trustee may deem fair and appropriate and may provide for the selection for redemption of a portion of the principal amount of Notes held by a Holder equal to an authorized denomination or in accordance with the applicable procedures of The Depository Trust Company.

For purposes of this Paragraph 3, the following terms shall have the following specified meanings:

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the Par Call Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Par Call Date.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.

“Reference Treasury Dealer” means (1) Citigroup Global Markets Inc., J.P. Morgan Securities LLC And Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another primary treasury dealer, and (2) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

The provisions of Article Eleven of the Indenture shall apply to any redemption of the Notes.

The Notes are not entitled to the benefit of any sinking fund.

4.	Amendments and Waivers.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture and the Notes at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding and, in some cases, without the consent of any Holders.

The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and the Notes and certain past defaults under the Indenture and their consequences.

Any such consent or waiver by the Holders of Notes shall be conclusive and binding upon such Holders and upon all future Holders of the Notes and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

5.	Effect of Event of Default.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared, or shall immediately become, due and payable in the manner and with the effect provided in the Indenture.

6.	Obligation to Pay Principal and Interest.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

7.	Defeasance.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of the Notes or certain restrictive covenants and Events of Default with respect to such Notes, in each case upon compliance with certain conditions set forth in the Indenture.

8.	Denominations; Exchanges.

As provided in the Indenture and in the manner and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company maintained for such purpose. The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

9.	Global Security.

This Note is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.

10.	Governing Law.

This Note and the Indenture shall be governed by, and construed in accordance with, the law of the State of New York.

SCHEDULE OF INCREASES OR DECREASES

The following increases or decreases in this Global Security have been made:

Date of Transfer or Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Security Registrar